ARTICLES OF INCORPORATION
                               of
                     Far East Ventures, Inc.

Know all men by these present;

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010. to Nevada Revised Statues 78.090 inclusive, as amended, and certify that;

(e)  The name of this corporation is:

                     Far East Ventures, Inc.

(f)  Offices  for  the  transaction  of  any  business   of   the
     Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

(g) The nature of the business is to engage in any lawful activity.

(h) The Capital Stock shall consist of 50,000,000 shares of common stock, $0.001 par value.

(i) The members of the governing board of the corporation shall be styled directors, of which there shall be no less than 1. The Directors of this corporation need not be stockholders. The first Board of Directors is: Raymond Girard, whose address is 1700 E. Desert Inn Rd., Suite 100, Las Vegas, NV 89109.

(j)  This corporation shall have perpetual existence.

(k) This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

(l)  The  resident  agent of this Corporation  shall  be  Raymond
     Girard, 1700 E. Desert Inn Rd., Suite 100, Las Vegas, NV 89109.

(m) The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

(n)  No   director  or  officer  of  the  corporation  shall   be
     personally liable to the corporation of any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

Except to the extent limited or denied by Nevada Revised Statutes
78.265 Shareholders have a preemptive fight to acquire unissued shares, treasury shares or securities convertible into such shares, of this corporation.